Chuy’s Holdings, Inc. Announces Second Quarter 2018 Financial Results

AUSTIN, Texas, August 9, 2018 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the second quarter ended July 1, 2018.
Highlights for the second quarter ended July 1, 2018 were as follows:

•	Revenue increased 12.6% to $106.3 million from $94.5 million in the second quarter of 2017.

•	On both a fiscal and calendar basis, comparable restaurant sales increased 1.0%.

•	Net income was $6.5 million, or $0.38 per diluted share, compared to $5.3 million, or $0.31 per diluted share, in the second quarter of 2017.

•	Restaurant-level operating profit(1) was $18.6 million compared to $18.1 million in the second quarter of 2017.

•	Three restaurants opened during the second quarter of 2018.

(1)
Restaurant-level operating profit is a non-GAAP measure. For a reconciliation of restaurant-level operating profit to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider restaurant-level operating profit useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated “Our second quarter results included a double-digit increase in revenue and a return to positive comparable restaurant sales growth.  We also continued our focus on a number of key initiatives during the quarter. Specifically, we are excited about the initiation of our alliance with Kelly Scott Madison, a media marketing agency, which we believe will help us market our unique combination of food quality, value and atmosphere to a wider audience. We continue to add tools to help us operate more efficiently and offset ongoing labor pressures. Lastly, we are currently testing online ordering, which will provide added convenience for our guests. We believe these initiatives can improve our business in the short run while also facilitating longer-term success.”

Hislop added, “We also added three new restaurants during the second quarter and subsequently have opened an additional restaurant during the third quarter.  We are pleased with the performance of our six new openings to date, and have narrowed our range of expected openings for 2018 to nine to ten.”

Second Quarter 2018 Financial Results
Revenue increased $11.9 million, or 12.6%, to $106.3 million in the second quarter of 2018 compared to the second quarter of 2017. The increase was driven by $11.8 million in incremental revenue from an additional 147 operating weeks provided by 14 new restaurants which opened during and subsequent to the second quarter of 2017 and increased revenue at our comparable restaurants. These increases were partially offset by a decrease in our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Due to the inclusion of a 53rd week in fiscal 2017, there is a one-week calendar shift in the comparison of the second fiscal quarter of 2018 to the second fiscal quarter of 2017. After adjusting for the timing of the 53rd week in fiscal 2017 and measuring performance on a comparable calendar basis, comparable restaurant sales increased 1.0% for the thirteen weeks ended July 1, 2018 compared to the thirteen weeks ended July 2, 2017. The increase in comparable restaurant sales was primarily driven by a 2.1% increase in average check, partially offset by a 1.1% decrease in average weekly customers. The comparable restaurant base consisted of 77 restaurants at the end of the second quarter of 2018.
On a fiscal basis, which does not adjust for the one-week calendar shift, as previously noted, sales for the same restaurants in the comparable restaurant base in the thirteen weeks ended July 1, 2018 increased 1.0% compared to the thirteen weeks ended June 25, 2017.
Total restaurant operating costs as a percentage of revenue increased to 82.5% in the second quarter of 2018 from 80.8% in the second quarter of 2017. The increase in restaurant operating costs as a percentage of revenue was primarily driven by higher labor costs due to new store labor inefficiencies and hourly labor rate inflation; an increase in marketing expenses as a result of new national-level marketing initiatives; and an increase in occupancy costs as a result of higher rental expense on certain newly opened restaurants and increases in rent on extended lease terms at some existing restaurants. These increases were partially offset by lower cost of sales as a result of favorable produce pricing and lower training expense for our new managers.
Total general and administrative expenses increased $0.5 million, or 11.3%, to $5.2 million for the first quarter of 2018 as compared to the same period in 2017. This increase was primarily driven by higher management salaries and benefits due to additional headcount needed to support our growth and performance bonuses.
Net income was $6.5 million, or $0.38 per diluted share, compared to $5.3 million, or $0.31 per diluted share, in the second quarter of 2017.

Development Update
During the second quarter, three new restaurants were opened in Lakewood, Colorado, Greenwood Village, Colorado and New Tampa, Florida. Subsequent to the end of the second quarter, one additional restaurant was opened in Kendall, Florida.
Share Repurchase Program
As of July 1, 2018, the Company had $28.4 million remaining under the current $30.0 million repurchase authorization that expires on December 31, 2019.

2018 Outlook
The Company has updated its expectation of the 2018 net income per diluted share to $1.09 to $1.13 from a previous range of $1.12 to $1.16. This compares to 2017 adjusted net income(1) per diluted share of $0.96, or $0.89 after excluding approximately $0.07 per diluted share as a result of the extra week in 2017. The net income guidance for fiscal year 2018 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 1.0% (on a 52-week fiscal basis);

•	Restaurant pre-opening expenses of $4.4 million to $4.8 million versus a previous range of $3.7 million to $5.5 million;

•	General and administrative expense of $21.3 million to $21.8 million;

•	An effective tax rate of 10% to 11% versus a previous range of 13% to 14%;

•	The opening of 9 to 10 new restaurants versus a previous range of 8 to 12 new restaurants;

•	Annual weighted average diluted shares outstanding of 17.1 million to 17.2 million shares; and

•	Net capital expenditures (net of tenant improvement allowances) of $34.0 million to $37.0 million versus a previous range of $30.0 million to $40.0 million.

(1)
Adjusted net income is a non-GAAP measure. For a reconciliation of adjusted net income to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider adjusted net income useful, see “Non-GAAP Measures” below.

We report our financial statements on a fiscal calendar basis. Due to the 53rd week in fiscal year 2017, our financial statement comparison will be one week different year over year. However, we believe that reporting our comparable restaurant sales on a comparable calendar basis will help facilitate period-over-period comparisons.

The table below sets forth our fiscal and comparable calendar dates.

	Fiscal Calendar Basis	Comparable Calendar Basis

First Quarter	January 1, 2018 - April 1, 2018	January 1, 2018 - April 1, 2018
	vs.	vs.
	December 26, 2016 - March 26, 2017	January 2, 2017 - April 2, 2017

Second Quarter	April 2, 2018 - July 1, 2018	April 2, 2018 - July 1, 2018
	vs.	vs.
	March 27, 2017 - June 25, 2017	April 3, 2017 - July 2, 2017

Third Quarter	July 2, 2018 - September 30, 2018	July 2, 2018 - September 30, 2018
	vs.	vs.
	June 26, 2017 - September 24, 2017	July 3, 2017 - October 1, 2017

Fourth Quarter	October 1, 2018 - December 30, 2018	October 1, 2018 - December 30, 2018
	vs.	vs.
	September 25, 2017 - December 31, 2017	October 2, 2017 - December 31, 2017

Year	January 1, 2018 - December 30, 2018	January 1, 2018 - December 30, 2018
	vs.	vs.
	December 26, 2016 - December 31, 2017	January 2, 2017 - December 31, 2017

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.

Conference Call
The Company will host a conference call to discuss financial results for the second quarter of 2018 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 800-949-2175 or for international callers by dialing 323-994-2132. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 5576778. The replay will be available until Thursday, August 16, 2018. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through our website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 97 full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and related assumptions, and the anticipated results from our key initiatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs are not a component of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.

Adjusted net income represents our net income before gain on insurance proceeds, income tax effect on adjustments and deferred tax balance adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.

Restaurant-level operating profit and restaurant-level operating margin exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures as well as adjusted net income exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As a supplemental disclosure, restaurant-level operating profit and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1, 2018	June 25, 2017	July 1, 2018	June 25, 2017
Revenue	$106,340	$94,472	$200,190	$181,376

Costs and expenses:
Cost of sales	26,958	24,449	50,531	46,274
Labor	37,411	31,732	70,879	61,431
Operating	14,773	13,164	28,125	25,196
Occupancy	7,472	6,324	14,569	12,445
General and administrative	5,235	4,704	10,706	9,576
Marketing	1,089	712	2,169	1,343
Restaurant pre-opening	1,310	1,722	2,731	2,824
Depreciation and amortization	4,902	4,307	9,615	8,468
Total costs and expenses	99,150	87,114	189,325	167,557
Income from operations	7,190	7,358	10,865	13,819
Interest expense, net	19	16	35	32
Income before income taxes	7,171	7,342	10,830	13,787
Income tax expense	715	2,013	1,191	3,908
Net income	$6,456	$5,329	$9,639	$9,879

Net income per common share: Basic	$0.38	$0.32	$0.57	$0.59
Net income per common share: Diluted	$0.38	$0.31	$0.56	$0.58

Weighted-average shares outstanding: Basic	16,936,807	16,899,249	16,936,815	16,877,262
Weighted-average shares outstanding: Diluted	17,072,179	17,016,006	17,067,715	17,006,845

Reconciliation of GAAP income from operations to restaurant-level operating profit:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1, 2018	June 25, 2017	July 1, 2018	June 25, 2017

Income from operations as reported	$7,190	$7,358	$10,865	$13,819
General and administrative	5,235	4,704	10,706	9,576
Restaurant pre-opening	1,310	1,722	2,731	2,824
Depreciation and amortization	4,902	4,307	9,615	8,468
Restaurant-level operating profit	$18,637	$18,091	$33,917	$34,687

Restaurant-level operating margin (1)	17.5%	19.1%	16.9%	19.1%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Reconciliation of GAAP net income and net income per share to adjusted results:

Year Ended
December 31, 2017
Net income as reported	$28,956
Gain on insurance settlements	(1,362)
Income tax effect on adjustment (1)	360
Deferred tax balance adjustment (2)	(11,696)
Adjusted net income	$16,258

Adjusted net income per common share: basic	$0.96
Adjusted net income per common share: diluted	$0.96

Weighted-average shares outstanding: basic	16,894,986
Weighted-average shares outstanding: diluted	17,003,233

(1)
Reflects the income tax effect associated with the adjustments based on the Company’s effective tax rate prior to the impact of H.R.1, commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”).

(2)	Reflects the revaluation of our net deferred tax balance using the new lower tax rate pursuant to the Tax Act.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	July 1, 2018	December 31, 2017
Cash and cash equivalents	$10,290	$8,785
Total assets	283,541	271,967
Long-term debt	—	—
Total stockholders’ equity	198,291	188,962

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com